EXHIBIT (k)(2)

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

The Thirty-Eight Hundred Fund, LLC

THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between The Thirty-Eight Hundred Fund, LLC, a Delaware limited liability company (“Client”) and Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”), is dated as of February     , 2008.

1. Appointment. Client appoints Mellon as its transfer agent, registrar and dividend disbursing agent and Mellon accepts such appointment in accordance with the following terms and conditions for all authorized shares of each class of stock listed in Exhibit A hereto (the “Shares”).

2. Term of Agreement. Mellon’s appointment hereunder shall commence on the next business day after the later of (i) the date hereof, or (ii) the date Mellon has confirmed that Client’s records have been converted to Mellon’s system (the “Effective Date”), and shall continue for year to year thereafter unless otherwise terminated in accordance with Section 11 of this Agreement.

3. Duties of Mellon. Commencing on the Effective Date, Mellon shall provide the services listed in Exhibit B hereto, in the performance of its duties hereunder.

4. Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to Mellon that:

(a) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

(b) the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are exempt from such registration;

(c) any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

(d) Client has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;

(e) the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a material breach of, the terms, conditions or provisions of, or constitute a default under, the charter, by-laws or similar organizational documents of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound. This Agreement is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and

(f) Client agrees to provide to Mellon the documentation and notifications listed in Exhibit C hereto according to the requirements set forth therein.

5. Representations, Warranties and Covenants of Mellon. Mellon represents, warrants and covenants to Client that:

(a) Mellon is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

(b) subject to Sections 7 and 8(a) hereof, during the term of this Agreement, Mellon shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

(c) assuming the accuracy of Client’s representations and warranties and compliance by Client with its covenants hereunder, the execution and delivery of this Agreement, and the performance by Mellon of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Mellon, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Mellon is a party or by which it is bound. This Agreement is enforceable against Mellon in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

6. Scope of Agency.

(a) Mellon shall act solely as agent for Client under this Agreement and owes no duties hereunder to any other person. Mellon undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Mellon.

(b) Mellon may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Client, any predecessor transfer agent or co-transfer agent or any registrar (other than Mellon), predecessor registrar or co-registrar reasonably believed by Mellon to be genuine, (ii) any written instruction, notice, request, direction, consent, report, certificate, or other instrument, paper, document or electronic transmission reasonably believed by Mellon to be genuine and to have been signed or given by the proper party or parties, (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, Foreign Investor Registered Securities Transfer Global Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing, (iv) any instructions received through Direct Registration System/Profile, or (v) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, Mellon is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c) In connection with any question of law arising in the course of Mellon performing its duties hereunder, Mellon may consult with its own legal counsel (including its internal counsel).

(d) Any instructions given by Client to Mellon orally shall be confirmed in writing by Client as soon as practicable. Mellon shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions reasonably believed by Mellon to be genuine that do not conform with the written confirmation received in accordance with this Section 6(d).

7. Indemnification. Client shall indemnify Mellon for, and hold it harmless against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with its duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Mellon’s bad faith, gross negligence or willful misconduct.

8. Limitation of Liability.

(a) In the absence of bad faith, gross negligence or willful misconduct on its part, Mellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will Mellon be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Mellon has been advised of the possibility of such losses or damages and regardless of the form of action.

(b) If any question or dispute arises with respect to Mellon’s duties hereunder, Mellon shall not be required to act or be held liable or responsible for its failure or refusal to act until the question or dispute has been (i) resolved (and, if appropriate, Mellon may file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document satisfactory to Mellon and executed by Client. For such purpose, Mellon may, but shall not be obligated to, require the execution of such a document.

9. Force Majeure. Mellon shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

10. Market Data. Client acknowledges that Mellon may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Mellon by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Client agrees and acknowledges that Mellon shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

11. Termination.

(a) Client may terminate this Agreement for any reason upon thirty (30) days notice. In addition, Client may terminate this Agreement immediately if (i) Mellon defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after Mellon’s receipt of notice of such default from Client; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Mellon, Mellon shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

(b) Mellon may suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured thirty (30) days after Client’s receipt of notice of such failure or default from Mellon; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client, Client shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iii) Client is acquired by or is merged with or into another entity where Client is not the Surviving company.

(c) Upon termination of this Agreement, all fees earned and expenses incurred by Mellon up to and including the date of such termination shall be immediately due and payable to Mellon on or before the effective date of such termination.

(d) Prior to termination of this Agreement, Client shall provide Mellon with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Mellon. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and Mellon under this Agreement shall cease upon termination of this Agreement.

12. Lost Certificates. Mellon shall not be obligated to issue a replacement Share certificate for any Share certificate reported to have been lost, destroyed or stolen unless Mellon shall have received: (i) an affidavit of such loss, destruction or theft; (ii) a bond of indemnity in form and substance satisfactory to Mellon; and (iii) payment of all applicable fees. Shareholders may obtain such a bond of indemnity from a surety company of the shareholder’s choice, provided the surety company satisfies Mellon’s minimum requirements.

13. Confidentiality.

(a) In connection with the performance of Mellon’s duties on behalf of Client under this Agreement, Mellon shall obtain confidential information related to Client, its affiliates or its shareholders that is not available to the general public (“Confidential Information”). Mellon agrees that the Confidential Information shall be held and treated by Mellon, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by Mellon and its Representatives only for the purposes for which provided and shall be disclosed by Mellon only to those Representatives who Mellon reasonably believes to have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Information shall no longer be considered Confidential Information at such time as such information becomes publicly available.

(b) In connection with the provision of services under this Agreement, Client may direct Mellon to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to Client’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, Client consents to the release of information, including NPPI, (i) to any of Mellon’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. Mellon shall not be liable for the release of information in accordance with the foregoing provisions.

14. Publicity. Neither party will issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion.

15. Lost Stockholders. Mellon shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Mellon shall conduct a verification mailing and update its records for such stockholder accordingly. If a new address is not so obtained for any lost stockholders, Mellon may conduct a more in-depth search for the purpose of locating such lost stockholders using the services of a locating service provider selected by Mellon and receive compensation from such locating service provider for processing and other services Mellon provides in connection with the in-depth search. The fee charged to the located shareholder by the locating service provider may not exceed the lesser of 35% of the asset value of such shareholder’s property or the maximum statutory fee permitted by the applicable state jurisdiction.

16. Compensation and Expenses.

(a) Commencing on the Effective Date, Client shall compensate Mellon for its services hereunder in accordance with the fee schedules listed in Exhibit B hereto. After the second anniversary of the Effective Date, such fees may be adjusted annually, on or about each anniversary of the Effective Date, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers (CPI-U) United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics, plus one half percent (0.5%).

(b) All amounts owed to Mellon hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Client agrees to reimburse Mellon for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) Client shall be charged for certain expenses advanced or incurred by Mellon in connection with Mellon’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company. While Mellon endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include handling charges to cover internal processing and use of Mellon’s billing systems.

(d) With respect to any shareholder mailings processed by Mellon, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts. Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. For any dividend mailing, Client shall, no later than 10am Eastern Time on the mail date for the dividend, provide immediately available funds sufficient to pay the aggregate amount of dividends to be paid. Any material shareholder mailing schedule changes, including, but not limited to, delays in delivering materials to Mellon or changes in a mailing commencement date, may result in additional fees and/or expenses.

17. Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Client:	with an additional copy to:

The Thirty-Eight Hundred Fund, LLC 3800 Howard Hughes Pkwy, Suite 900, Las Vegas, Nevada 89169 Attn: Joseph York Tel: 702-791-6440 Fax: 702-791-6450	[additional notice name and address]

If to Mellon:	with an additional copy to:

Mellon Investor Services LLC 200 West Monroe, Suite 1590 Chicago, IL 60606 Attn: Relationship Manager Tel: 312-325-7604 Fax: 312-325-7610	Mellon Investor Services LLC Newport Office Center VII 480 Washington Blvd. Jersey City, NJ 07310 Attn: Legal Department Tel: 201-680-2198 Fax: 201-680-4610

18. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b) Mellon shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Mellon may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client or any other party being subject to the laws or regulations of any foreign jurisdiction, provided that Mellon shall notify Client of such issues prior to consulting with foreign counsel.

19. Miscellaneous.

(a) Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and Mellon.

(b) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c) Survival of Terms. Sections 7, 8 and 16 hereof shall survive termination of this Agreement and Mellon’s appointment hereunder.

(d) Assignment. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that consent is not required for an assignment to a Mellon affiliate. Any attempted assignment in violation of the foregoing will be void.

(e) Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

(g) Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(h) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

(i) Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Mellon and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Mellon and Client.

(j) Customer Identification Program. Client acknowledges that Mellon is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Mellon must obtain, verify and record information that allows Mellon to identify Client. Accordingly, prior to accepting an appointment hereunder, Mellon may request information from Client that will help Mellon to identify Client, including without limitation Client’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Mellon deems necessary. Client agrees that Mellon cannot accept an appointment hereunder unless and until Mellon verifies Client’s identity in accordance with the Customer Identification Program requirements.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

THE THIRTY-EIGHT HUNDRED FUND, LLC

By:
Name:
Title:

MELLON INVESTOR SERVICES LLC

By:
Name:
Title: